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Exhibit 10.1

AMENDED AND RESTATED FORBEARANCE AGREEMENT

        THIS AMENDED AND RESTATED FORBEARANCE AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made as of April 10, 2008 and entered into by and among Prospect Medical Holdings, Inc. ("Holdings") and Prospect Medical Group, Inc. ("Prospect" and, collectively with Holdings, the "Borrowers" and each, individually, a "Borrower"), Bank of America, N.A., as Administrative Agent (in such capacity, the "First Lien Administrative Agent"), and the lenders party hereto (collectively, the "First Lien Lenders").

RECITALS

        WHEREAS, the Borrowers, the First Lien Lenders and the First Lien Administrative Agent have entered into that certain First Lien Credit Agreement dated as of August 8, 2007 (as amended, restated, supplemented or otherwise modified, the "First Lien Credit Agreement"), pursuant to which the First Lien Lenders have agreed to make the Loans (such term, together with each other capitalized term used in this Agreement but not defined in this Agreement, shall be defined in accordance with the First Lien Credit Agreement) and other extensions of credit, all upon the terms and conditions set forth in the First Lien Credit Agreement;

        WHEREAS, as of the date hereof, certain Defaults and Events of Default exist under the First Lien Credit Agreement and, which as a result of such Defaults and Events of Default, gave rise to the First Lien Lenders and the First Lien Administrative Agent having the right, among other things, to declare the commitment of each First Lien Lender to make Loans to be terminated and to exercise any and all other remedies available to the First Lien Lenders under the First Lien Credit Agreement;

        WHEREAS, the Borrowers, the First Lien Lenders and the First Lien Administrative Agent entered into a Forbearance Agreement on February 13, 2008 (as amended, the "February 13 Forbearance Agreement") pursuant to which the First Lien Lenders and the First Lien Administrative Agent agreed, subject to the terms and conditions set forth therein, to forbear from exercising such rights for a limited period of time provided that the Borrowers satisfied certain conditions set forth in the February 13 Forbearance Agreement;

        WHEREAS, the Borrowers have requested that the First Lien Lenders and the First Lien Administrative Agent amend and restate the February 13 Forbearance Agreement and thereby to continue to forbear from exercising such rights for a limited period of time; and

        WHEREAS, the First Lien Lenders and the First Lien Administrative Agent are willing to amend and restate the February 13 Forbearance Agreement and thereby to forbear from exercising such rights for a limited period of time;

        NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE I. FORBEARANCE

        Section 1.1    Outstanding Indebtedness.    Each Borrower acknowledges and confirms (a) that Exhibit A hereto sets forth, as of the date hereof, the aggregate principal amount of all outstanding Loans and the issued and outstanding Letters of Credit, and (b) that such amounts are not subject to any defense, counterclaim, recoupment or offset of any kind.

        Section 1.2    Existing Defaults.    Each Borrower acknowledges that the Borrowers have failed to comply with the provisions of the First Lien Credit Agreement as set forth under the heading "Current Events of Defaults" on Exhibit B hereto (collectively, the "Current Events of Default"). Each Borrower further acknowledges (and has so advised the First Lien Administrative Agent) that it anticipates that it may fail during the Forbearance Period (as defined herein) to comply with the provisions of the First Lien Credit Agreement as set forth under the heading "Anticipated Events of Default" on Exhibit B hereto (collectively, the "Anticipated Events of Default" and together with the Current Events of Default, the "Existing Events of Default").

        Section 1.3    Continuing Defaults.    With respect to each of the Existing Events of Default, each Borrower acknowledges that (a) such Existing Event of Default is continuing and has not been waived by virtue of any previous actions (or failure to act) by the First Lien Administrative Agent or the First Lien Lenders through any course of conduct or course of dealing or otherwise, (b) as a result of the existence of such Existing Event of Default, the First Lien Lenders and the First Lien Administrative Agent, pursuant to Section 8.02 of the First Lien Credit Agreement and the other Loan Documents, have the right to, among other things, (i) terminate the obligations and any commitment of each First Lien Lender to make any further Loans and/or L/C Credit Extensions, (ii) accelerate the maturity of all of the Loans and all of the other Obligations, and (iii) decline to make any further Loans and/or L/C Credit Extensions.

        Section 1.4    Forbearance and Forbearance Period.

          (a)   The First Lien Lenders and the First Lien Administrative Agent, by executing this Agreement and upon the satisfaction of the conditions set forth in Article II hereof, hereby agree to forbear from exercising their rights and remedies that exist by virtue of the Existing Events of Default for the period from January 28, 2008 through and including April 30, 2008 (the "Forbearance Period") subject to the continuing satisfaction during the Forbearance Period of each of the following conditions:

              (i)  after giving effect to the terms of this Agreement, other than the Existing Events of Default, no other Default or Event of Default shall exist under the First Lien Credit Agreement or any Loan Document;

             (ii)  during the Forbearance Period, other than the Existing Events of Default, no other Default or Event of Default shall occur or arise under the First Lien Credit Agreement or any Loan Document and no default or event of default shall occur or arise under this Agreement;

            (iii)  neither the Second Lien Administrative Agent nor the Second Lien Lenders shall exercise or seek to exercise any of their respective rights or remedies under the Second Lien Loan Documents or take or seek to take any action that violates or is inconsistent with the terms of the Intercreditor Agreement or that otherwise impairs or adversely affects any rights or remedies of the First Lien Administrative Agent or the First Lien Lenders under the Loan Documents;

            (iv)  the second lien forbearance agreement as described in Section 3.1(c) hereof shall not have expired by its terms and the "Forbearance Period" set forth therein shall not have terminated; and

             (v)  the Borrowers shall be in compliance with their obligations under the Fee Letter (as defined in Section 3.1(d) hereof);

            (vi)  the Borrowers shall be in compliance with their obligations set forth in that certain side letter agreement dated as of the date hereof;

           (vii)  the Borrowers shall deliver to the First Lien Administrative Agent, as soon as available and in any event no later than April 18, 2008, a copy of any letter of engagement or other similar agreement entered into by the Borrowers with Cain Brothers (which engagement or similar agreement, including the terms and conditions thereof and the scope of Cain Brothers' duties and responsibilities set forth therein, shall be acceptable to the First Lien Administrative Agent), together with a copy of any and all documents further describing the scope of the engagement or consultation and any and all action plans, reports, evaluations or other memoranda delivered to the Borrowers by Cain Brothers;

          (viii)  the Borrowers shall deliver during the Forbearance Period any updates, amendments, exhibits, or supplements to the Required Reporting Package (as defined in the February 13 Forbearance Agreement) in compliance with the February 13 Forbearance Agreement, each in form and substance satisfactory to the First Lien Lenders and the First Lien Administrative Agent;

            (ix)  the Borrowers shall deliver to the First Lien Administrative Agent as soon as available, and in any event no later than April 17, 2008 revised, assumption based financial projections (both in excel and in hardcopy format) for fiscal year 2008 and fiscal year 2009, which projections otherwise shall meet the requirements of Section 1.4(b)(vi) of the February 13 Forbearance Agreement; and

             (x)  the Borrowers shall deliver to the First Lien Administrative Agent, as soon as available and in any event prior to the expiration of the Forbearance Period the employment agreement for Sam Lee.

  (b)
  Each Borrower acknowledges and agrees that, upon the failure of any Borrower to satisfy any of the foregoing conditions at any time during the Forbearance Period, the Forbearance Period shall automatically terminate, and each such failure shall immediately constitute an additional Event of Default under the First Lien Credit Agreement. The First Lien Administrative Agent agrees to promptly provide the Borrowers with notice of the termination of the Forbearance Period; provided, however, that the failure to give such notice shall not affect the automatic termination of the Forbearance Period or its immediate constitution as an additional Event of Default, and the Borrowers hereby waive any such notice. Upon termination of the Forbearance Period, the First Lien Administrative Agent and the First Lien Lenders shall be permitted to exercise any and all rights and remedies that exist with respect to the Existing Events of Default.

ARTICLE II. OTHER AGREEMENTS

        Section 2.1    Revolving Loans.    During the Forbearance Period, the Borrowers agree that they will not request any Credit Extension.

        Section 2.2    Consultant Matters.    Further to their obligations under Sections 6.10 and 10.04 of the First Lien Credit Agreement, the Borrowers and their Subsidiaries (a) acknowledge and agree to the First Lien Administrative Agent's continued retention of Alvarez & Marsal as third-party consultants hired on behalf of the First Lien Lenders (the "Consultant"), (b) acknowledge and agree that they will be responsible for the payment of all fees and expenses of such Consultant, (c) agree to fully cooperate with such Consultant and allow such Consultant to: visit and inspect any of the properties of the Borrowers and their Subsidiaries; examine corporate, financial and operating records of the Borrowers and their Subsidiaries; make copies thereof or abstracts therefrom; and discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with their respective directors, officers, and independent public accountants, (d) consistent with the February 13 Forbearance Agreement, shall continue to provide on a bi-weekly basis to the Consultant (to be forwarded to the First Lien Administrative Agent and the First Lien Lenders) on a rolling basis a thirteen-week financial (cash-flow) budget (i.e., schedule of anticipated revenue and expenditures) and shall, when the Borrowers update such budget, also provide to the Consultant (to be forwarded to the First Lien Administrative Agent and the First Lien Lenders) a schedule that shows a projected versus actual comparison of the items set forth in the budget over the course of (i) the preceding two weeks; and (ii) the period beginning on February 18, 2008, and (e) within 2 Business Days' of each budget delivered in accordance with the foregoing Section 2.2(d), participate in a conference call with the First Lien Lenders to discuss such budget and any variances contained therein.

        Section 2.3    Modification of Maturity Date.    In the event that the Borrowers, the First Lien Lenders and the Second Lien Lenders do not reach a mutually acceptable waiver and amendment with respect to the Existing Events of Default by the expiration or termination of the Forbearance Period (as such Forbearance Period may be extended by the Required Lenders under each of the First Lien Credit Agreement and the Second Lien Credit Agreement), the Maturity Date under the First Lien Credit Agreement shall be June 30, 2008.

        Section 2.4    Amendments to First Lien Credit Agreement.    The First Lien Administrative Agent, the First Lien Lenders and the Borrowers agree to amend, effective as of the date of this Agreement, the First Lien Credit Agreement by:

            (i)  by deleting the definition of "Applicable Rate" in its entirety and substituting in lieu thereof the following:

          "'Applicable Rate' " means (a) with respect to the Term Loan Facility, 6.50% per annum for Base Rate Loans and 7.50% per annum for Eurodollar Rate Loans and (b) with respect to the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate
1	Less than 3.00:1.00	5.00%	4.00%
2	Greater than or equal to 3.00:1.00 but less than 3.25:1.00	5.25%	4.25%
3	Greater than or equal to 3.25:1.00 but less than 3.50:1.00	5.50%	4.50%
4	Greater than or equal to 3.50 but less than 3.75:1.00	5.75%	4.75%
5	Greater than or equal to 3.75:1.00	7.50%	6.50%

  Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b)."

           (ii)  by deleting the first sentence in the definition of "Base Rate" and substituting in lieu thereof the following:

          "Base Rate" means, for any day, the greater of (a) a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the rate of interest in effect for such date as publicly announced from time to time by Bank of America as its "prime rate", and (b) 6.50% per annum.

          (iii)  by adding the following new sentence at the end of the definition of "Eurodollar Rate":

          "Notwithstanding the foregoing, at no time shall the Eurodollar Rate be less than 3.50% per annum."

        Section 2.5    Repayment from Tax Refunds.    During the Forbearance Period, the Borrowers shall prepay the Term Loans under the First Lien Credit Agreement in an amount equal to one hundred percent (100%) of any tax refunds (net of reasonable and customary expenses associated therewith in an aggregate amount not to exceed $25,000) received by the Borrowers or any Subsidiary thereof within one (1) Business Day of receipt of any such refund.

ARTICLE III. CONDITIONS TO EFFECTIVENESS

        Section 3.1    Conditions Precedent.    This Agreement shall become effective upon the satisfaction of each of the following conditions:

          (a)   the First Lien Administrative Agent, the First Lien Lenders and the Borrowers, by their execution and delivery of this Agreement, shall have agreed to amend the First Lien Credit Agreement as set forth in Section 2.4 hereof.

          (b)   the First Lien Administrative Agent shall have received duly executed counterparts of this Agreement from each of the Borrowers, the Guarantors and the Required Lenders;

          (c)   the Borrowers shall have paid all professional fees and expenses of the First Lien Administrative Agent and the First Lien Lenders in connection with this Agreement, the Loan Documents and the transactions contemplated hereby (including all fees and expenses of Winston & Strawn LLP in its capacity as counsel to the First Lien Administrative Agent and the Arranger) pursuant to wire transfer instructions to be provided by the First Lien Administrative Agent;

          (d)   the Second Lien Administrative Agent and the Second Lien Lenders shall have entered into an amended and restated forbearance agreement with the Borrowers on terms satisfactory to the First Lien Administrative Agent which terms and conditions shall include an acknowledgement, for the express benefit of the First Lien Administrative Agent and the First Lien Lenders, that the effectiveness of either forbearance agreement shall not constitute, or be deemed to constitute, the commencement of a Standstill Period (as defined in the Intercreditor Agreement) and shall have consented to the amendment to the First Lien Credit Agreement set forth herein;

          (e)   the Borrowers shall be in compliance with their obligations under that certain fee letter among the Borrowers, Banc of America Securities, LLC and Bank of America, N.A. dated January 28, 2008 (the "Fee Letter");

          (f)    in addition to any amounts paid in accordance with the February 13 Forbearance Agreement, the Borrowers shall have paid a forbearance fee (the "Forbearance Fee") in an amount equal to 50 basis points times the sum of (i) each consenting First Lien Lender's Revolving Credit Commitment plus (ii) the aggregate outstanding principal amount of each consenting First Lien Lender's Term Loans to the Borrowers (in each case, (A) including Bank of America, N.A., in its capacity as a First Lien Lender, and (B) as of the effective date of this Agreement); provided that each of the First Lien Administrative Agent and the First Lien Lenders agree that any fees required in connection with any amendment to the First Lien Credit Agreement executed during the Forbearance Period shall not exceed 50 basis points to be paid in cash plus 100 basis points to be paid in kind (in each case, such fees to be calculated in a manner consistent with the above);

          (g)   in furtherance of the Borrowers' obligations under Section 10.04(a) of the First Lien Credit Agreement and in addition to any amounts paid in accordance with the February 13 Forbearance Agreement, the Borrowers shall have paid, to Winston & Strawn LLP, counsel to the First Lien Administrative Agent, an additional $75,000.00 in immediately available funds (pursuant to wire transfer instructions to be provided by the First Lien Administrative Agent) as payment for future services to be provided by Winston & Strawn LLP to the First Lien Administrative Agent in connection with the Loans, this Agreement, the First Lien Credit Agreement and the other Loan Documents; and

          (h)   in furtherance of the Borrowers' obligations under Section 10.04(a) of the First Lien Credit Agreement and in addition to any amounts paid in accordance with the February 13 Forbearance Agreement, the Borrowers shall have paid, to the Consultant an additional $20,000.00 in immediately available funds (pursuant to wire transfer instructions to be provided by the First Lien Administrative Agent) as payment for future services to be provided by the Consultant to the First Lien Administrative Agent in connection with the Loans, this Agreement, the First Lien Credit Agreement and the other Loan Documents.

ARTICLE IV. MISCELLANEOUS

        Section 4.1    Representations and Warranties.    Each Loan Party hereby represents and warrants to the First Lien Administrative Agent and the First Lien Lenders that (a) each Loan Party has the legal power and authority to execute and deliver this Agreement; (b) the officers of each Loan Party executing this Agreement have been duly authorized to execute and deliver the same and bind each Loan Party with respect to the provisions hereof; (c) the execution and delivery hereof by each Loan Party and the performance and observance by each Loan Party of the provisions hereof do not violate or conflict with any organizational document of any Loan Party or any law applicable to any Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against any Loan Party; (d) except with respect to the Existing Events of Default, no Default or Event of Default exists under the First Lien Credit Agreement, nor will any occur immediately after the execution and delivery of this Agreement or by the performance or observance of any provision hereof; (e) no Loan Party is aware of any claim or offset against, or defense or counterclaim to, any Loan Party's obligations or liabilities under the First Lien Credit Agreement or any other Loan Document; (f) this Agreement and each document executed by each Loan Party in connection herewith (including, without limitation, the Fee Letter) constitute valid and binding obligations of the applicable Loan Party in every respect, enforceable in accordance with their terms; and (g) no Loan Party has received a notice of default of any kind from any material account debtor or any counterparty to a Material Contract and no material account debtor or counterparty to a Material Contract has asserted any right of set-off, deduction or counterclaim with respect to any account or such Material Contract, respectively.

        Section 4.2    Release.    Each Loan Party hereby waives and releases the First Lien Administrative Agent and the First Lien Lenders and their respective directors, officers, employees, agents, attorneys, affiliates and subsidiaries (each a "Releasee") from any and all claims, offsets, defenses and counterclaims, known and unknown, that any Loan Party may have as of the date of this Agreement based upon, relating to, or arising out of the Obligations and related transactions in any way. Each Loan Party intends the foregoing release to cover, encompass, release and extinguish, among other things, all claims and matters that might otherwise be reserved by California Civil Code Section 1542, which provides as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Notwithstanding the foregoing, this Section 4.2 shall not constitute a release of the obligations of the First Lien Administrative Agent or any First Lien Lender under the Loan Documents, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

        Section 4.3    Covenant Not to Sue.    Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Loan Party pursuant to Section 4.2 above. If any Loan Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

        Section 4.4    Loan Documents Unaffected.    Except as otherwise specifically provided herein, all provisions of the First Lien Credit Agreement (including without limitation, Section 10.07 thereof) and the other Loan Documents (including, without limitation, the Intercreditor Agreement) shall remain in full force and effect and be unaffected hereby. The parties hereto acknowledge and agree that this Agreement constitutes a "Loan Document" under the terms of the First Lien Credit Agreement.

        Section 4.5    Guarantor Acknowledgement.    Each Guarantor, by signing this Agreement:

          (a)   consents and agrees to and acknowledges the terms of this Agreement, including, without limitation, the amendment to the First Lien Credit Agreement set forth herein;

          (b)   acknowledges and agrees that all of the Loan Documents to which such Guarantor is a party or otherwise bound shall continue in full force and effect and that all of such Guarantor's obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement;

          (c)   represents and warrants to the First Lien Administrative Agent and the First Lien Lenders that all representations and warranties made by such Guarantor and contained in this Agreement or any other Loan Document to which it is a party are true and correct in all material respects (other than such representations and warranties that are untrue or otherwise inaccurate solely and directly as a result of the Existing Events of Default) on and as of the date of this Agreement to the same extent as though made on and as of such date, except to the extent that any thereof expressly relate to an earlier date; and

          (d)   acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Guarantor is not required by the terms of the First Lien Credit Agreement or any other Loan Document to which such Guarantor is a party to consent to the terms of this Agreement and (ii) nothing in the First Lien Credit Agreement, this Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments or modifications to the First Lien Credit Agreement.

        Section 4.6    No Other Promises or Inducements.    There are no promises or inducements that have been made to any party hereto to cause such party to enter into this Agreement other than those that are set forth in this Agreement. This Agreement has been entered into by each Borrower and each Guarantor freely, voluntarily, with full knowledge, and without duress, and, in executing this Agreement, neither any Borrower nor any Guarantor is relying on any other representations, either written or oral, express or implied, made to any Borrower or any Guarantor by the First Lien Administrative Agent. Each Borrower and each Guarantor agrees that the consideration received by the Borrowers under this Agreement has been actual and adequate.

        Section 4.7    No Course of Dealing.    Each Loan Party acknowledges and agrees that, (a) this Agreement is not intended to, nor shall it, establish any course of dealing between the Loan Parties, the First Lien Administrative Agent and the First Lien Lenders that is inconsistent with the express terms of the First Lien Credit Agreement or any other Loan Document, (b) notwithstanding any course of dealing between the Loan Parties, the First Lien Administrative Agent and the First Lien Lenders prior to the date hereof, except as set forth herein, the First Lien Lenders shall not be obligated to make any Loan, except in accordance with the terms and conditions of this Agreement and the First Lien Credit Agreement, and (c) except with respect to the limited forbearance granted herein specifically relating to the Existing Events of Default, neither the First Lien Administrative Agent nor any First Lien Lender shall be under any obligation to forbear from exercising any of its rights or remedies upon the occurrence of any Default or Event of Default. Nothing herein modifies the agreements among the First Lien Administrative Agent and the First Lien Lenders with respect to the exercise of their respective rights and remedies under the terms of the First Lien Credit Agreement.

        Section 4.8    No Waiver.    Each Loan Party acknowledges and agrees that (a) except as expressly provided herein, this Agreement shall not operate as a waiver of any right, power or remedy of the First Lien Administrative Agent or the First Lien Lenders under the First Lien Credit Agreement or any Loan Document, nor shall it constitute a continuing waiver at any time, (b) the First Lien Lenders shall not have any obligation to extend the term of the Forbearance Period, (c) nothing herein shall be deemed to constitute a waiver of any Default or Event of Default, including the Existing Events of Default, and, except as expressly provided herein, nothing herein shall in any way prejudice the rights and remedies of the First Lien Administrative Agent or the First Lien Lenders under the First Lien Credit Agreement, any Loan Document or applicable law. In addition, the First Lien Administrative Agent shall have the right to waive any condition or conditions set forth in this Agreement, the First Lien Credit Agreement or any Loan Document, in its sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy that the First Lien Administrative Agent may have against any Loan Party.

        Section 4.9    Survival.    All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of any Loan Party under this Agreement shall survive and continue after the expiration or termination of the Forbearance Period.

        Section 4.10    No Waiver of Rights.    No waiver shall be deemed to be made by any party hereunder of any of its rights hereunder unless the same shall be in writing signed on behalf of such party.

        Section 4.11    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        Section 4.12    Entire Agreement.    This Agreement (together with the Fee Letter and the side letter referenced in Section 1.4(a)(vi)) sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertakings of every kind and nature among them with respect to the subject matter hereof.

        Section 4.13    Counterparts.    This Agreement may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts and by facsimile signature, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        Section 4.14    Severability Of Provisions; Captions; Attachments.    Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

        Section 4.15    JURY TRIAL WAIVER.    EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THEM, OR ANY OF THEM, ARISING OUT OF, IN CONNECTION WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN

CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date referenced in the first paragraph of this Agreement.

PROSPECT MEDICAL HOLDINGS, INC.
By:

Name:

Title:

PROSPECT MEDICAL GROUP, INC.
By:

Name:

Title:

BANK OF AMERICA, N.A., as First Lien Administrative Agent
By:

Name:

Title:

BANK OF AMERICA, N.A., as a First Lien Lender, L/C Issuer and Swing Line Lender
By:

Name:

Title:

 EXHIBIT A
OUTSTANDING INDEBTEDNESS

As of April 7, 2008:
First Lien Term Facility	$91,250,000.00
First Lien Revolving Facility	$0.00
Swing Line Facility	$0.00
Letter of Credit Facility	$250,000.00	(outstanding and undrawn)
Total:	$91,500,000.00

A-1

EXISTING EVENTS OF DEFAULT

CURRENT EVENTS OF DEFAULT

        1.     Failure of the Borrowers to deliver by January 28, 2008 to the First Lien Administrative Agent and the First Lien Lenders the financial statements and other reports and information required under Section 6.01(a) of the First Lien Credit Agreement (Event of Default under Section 8.01(b) of the First Lien Credit Agreement).

        2.     Failure of the Borrowers to deliver by January 28, 2008 to the First Lien Administrative Agent and the First Lien Lenders the accountants certificate and the Compliance Certificate required under Sections 6.02(a) and (b) of the First Lien Credit Agreement (Events of Default under Section 8.01(b) of the First Lien Credit Agreement).

        3.     Failure of the Borrowers to deliver by February 14, 2008 to the First Lien Administrative Agent and the First Lien Lenders the financial statements and other reports and information required under Section 6.01(b) of the First Lien Credit Agreement (Event of Default under Section 8.01(b) of the First Lien Credit Agreement).

        4.     Failure of the Borrowers to deliver by February 14, 2008 to the First Lien Administrative Agent and the First Lien Lenders the Compliance Certificate required under Sections 6.02(b) of the First Lien Credit Agreement (Events of Default under Section 8.01(b) of the First Lien Credit Agreement).

        5.     Failure of the Borrowers to comply with the financial covenant set forth in Section 7.11(a) of the First Lien Credit Agreement (Events of Default under Section 8.01(b) of the First Lien Credit Agreement) for the fiscal year ended September 30, 2007.

        6.     Failure of the Borrowers to comply with the financial covenants set forth in Section 7.11(a) and Section 7.11(b) of the First Lien Credit Agreement (Events of Default under Section 8.01(b) of the First Lien Credit Agreement) for the fiscal quarter ended December 31, 2007.

ANTICIPATED EVENTS OF DEFAULT

        1.     Failure of the Borrowers to comply with the financial covenants set forth in Section 7.11(a) and Section 7.11(b) of the First Lien Credit Agreement (Events of Default under Section 8.01(b) of the First Lien Credit Agreement) for the fiscal quarter ended March 31, 2008.

B-1

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  Exhibit 10.1
AMENDED AND RESTATED FORBEARANCE AGREEMENT
RECITALS
EXHIBIT A OUTSTANDING INDEBTEDNESS